EXECUTION	Exhibit (d)(5)

SHORT-TERM DE FACTO TRANSFER

SPECTRUM LEASE AGREEMENT

between

CAMERON COMMUNICATIONS, L.L.C.

and

LOUISIANA UNWIRED LLC

Dated as of July 10, 2005

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SHORT-TERM DE FACTO TRANSFER

SPECTRUM LEASE AGREEMENT

SHORT-TERM DE FACTO TRANSFER SPECTRUM LEASE AGREEMENT (“Agreement”), dated as of July 10, 2005, between Cameron Communications, L.L.C., a Louisiana limited liability company (“Licensee”), and Louisiana Unwired LLC, a Louisiana limited liability company (“Lessee”).

WHEREAS, upon consummation of an anticipated assignment from Lessee to Licensee of the Federal Communications Commission (“FCC”) PCS authorizations listed on Part 1 of Schedule I hereto (the “Licenses”), Licensee will hold the Licenses;

WHEREAS, following the assignment of the Licenses, Lessee wishes to use all of the spectrum covered by each of the Licenses as more particularly described on Part 2 of Schedule I hereto (the “Leased Spectrum”); and

WHEREAS, the parties desire to enter into a short-term de facto transfer spectrum leasing arrangement (within the meaning of 47 C.F.R. § 1.9035) in respect of the Leased Spectrum, on the terms and subject to the conditions hereof, and to provide for the potential conversion of this short term de facto transfer lease into a long-term Spectrum Manager leasing arrangement during the term hereof.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Communications Laws” means the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated by the Federal Communications Commission thereunder.

“Governmental Body” means any branch of any federal, state or local government, domestic or foreign, and any agency, bureau, commission, court, department or other instrumentality thereof.

“Leased Spectrum” will have the meaning given it in the recitals.

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“Lessee System” means a System owned, operated or managed by a Lessee or its Affiliates.

“Licenses” will have the meaning given in the recitals.

“Lien” means any charge, claim, encumbrance, lien, pledge, security interest or right of others with respect to any asset.

“Person” means an individual, entity or Governmental Body.

“System” means a mobile wireless communications system.

ARTICLE 2

LEASE; PAYMENTS

Section 2.1 Lease

Subject only to the prior consent of the FCC to the leasing arrangement created hereby, Licensee hereby grants to Lessee the exclusive right to use the Leased Spectrum during the term of this Agreement in accordance with the provisions hereof. It is the intent of the parties that this Agreement create a short-term de facto transfer leasing arrangement (within the meaning of 47 C.F.R. § 1.9035). The spectrum leasing arrangement created hereby is not an assignment, sale, or transfer of the Licenses themselves. Lessee will not hold itself out to the public as the holder of the Licenses and will not hold itself out as FCC licensee by virtue of its having entered into the spectrum leasing arrangement created hereby.

Section 2.2 Lease Payments

Lessee will pay to Licensee one hundred dollars ($100.00) on a monthly basis in arrears within 10 days after the end of each calendar month during the term of this Agreement for use of the Leased Spectrum covered by each License for which this Lease is then in effect. The lease payment for the last full or partial month of the term will be payable on the effective date of termination. Late payments will bear interest at the rate of ten percent (10%) per annum.

ARTICLE 3

TERM; TERMINATION

Section 3.1 Term; Effectiveness

(a) This Agreement will have an initial term (the “Initial Term”) (1) commencing on the date (the “Effective Date”) that is the later of (a) the date on which the FCC grants authority to Lessee for the leasing arrangement created hereby, and (b) the Appointment Time (as defined in that certain Agreement and Plan of Merger among Sprint Corporation, UK Acquisition Corp. and US Unwired Inc., dated July 10, 2005 (the “Merger Agreement”)), and (2) concluding on the date which is one year from the Effective Date.

(b) Except for the parties’ obligations under Section 5.1(a) hereof relating to the filing and prosecution of the initial application for FCC approval of this leasing arrangement,

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the rights and obligations contained in this Agreement shall become effective as of the Effective Date.

Section 3.2 Termination

(a) Termination by the Parties. Either party may terminate this Agreement on notice to the other party:

(i) subject to Section 3.2(b), upon a material breach of this Agreement that is not cured within thirty (30) days following notice thereof by the non-breaching party, provided, that there will be no cure period for failure to make lease payments on a timely basis or for a breach that is not curable within thirty (30) days; or

(ii) if the other party (A) commences a voluntary case under Title 11 of the United States Bankruptcy Code, as from time to time in effect, or authorizes, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (B) has filed against it a petition commencing an involuntary case under Title 11 of the United States Bankruptcy Code, which remains undismissed or undischarged for sixty (60) days after the date it is filed; (C) seeks relief as a debtor under any applicable law of any jurisdiction, other than Title 11 of the United States Bankruptcy Code, relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consents to or acquiesces in such relief; (D) has entered against it an order by a court of competent jurisdiction (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (E) makes an assignment for the benefit of, or enters into a composition agreement with, its creditors, or appoints or consents to the appointment of a receiver or other custodian for all or a substantial part of its property.

(b) Automatic Termination. This Agreement shall terminate automatically with respect to all of the Leased Spectrum upon the termination of the Merger Agreement. This Agreement shall terminate automatically, with respect to certain of the Leased Spectrum, upon consummation of the Purchase Option described in Section 5.7 hereof with respect to the License(s) encompassing that Leased Spectrum.

Section 3.3 Failure to Comply with FCC Rules

Lessee expressly acknowledges the FCC’s right to terminate this spectrum leasing arrangement if Lessee fails to comply with the Communications Laws or other applicable law. Except to the extent that the Licensee was not in compliance in all material respects therewith on the Effective Date, if Lessee fails to comply with the Communications Laws or other applicable law and such failure of compliance by Lessee is of such a nature that, if committed by Licensee in respect of the License, would be reasonably expected to result in the revocation,

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cancellation or termination of the License by the FCC, then upon such failure this leasing arrangement may be revoked by the Licensee. Prior to any such revocation, cancellation or termination by Licensee, Licensee will provide Lessee with notice of the failure of compliance, and if Lessee is unable for any reason to cure such failure within thirty (30) days, or such lesser period as may be permitted by the FCC, Licensee may terminate this Agreement upon notice to Lessee.

Section 3.4 Revocation or Cancellation of License

If a License is revoked, cancelled, terminated, or otherwise ceases to be in effect, including, without limitation, by reason of non-renewal, the Lessee of the Leased Spectrum covered by that License will have no continuing authority or right to use the Leased Spectrum unless otherwise authorized by the FCC. Licensee will notify Lessee promptly if a License is revoked, cancelled, terminated, or otherwise ceases to be in effect, including, without limitation, by reason of non-renewal, and such notice will constitute notice of termination of this Agreement. Licensee will notify Lessee promptly if (i) the FCC takes any action that could reasonably be expected to result in the revocation, cancellation or termination of a License, (ii) Licensee becomes aware of any fact or circumstance that could threaten the continued validity or effectiveness of a License, or (iii) a License otherwise ceases to be in effect, and Licensee will cooperate with Lessee in seeking FCC authorization to continue to use the Leased Spectrum.

Section 3.5 Effect of Termination

Upon termination of this Agreement, all of Lessee’s right, title and interest in and to the Leased Spectrum will automatically revert to Licensee, and the parties will have no further obligations to each other hereunder in respect of the Licenses or Leased Spectrum (other than to make lease payments due in respect of periods prior to termination), provided that termination will not relieve the parties of liability for breach hereof. In the event of termination of this Agreement prior to the stated expiration date, Licensee will notify the FCC within ten days thereafter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations of Both Parties

(a) Each party represents that (b) it is a corporation, limited partnership or limited liability company duly organized and in good standing under the laws of the jurisdiction of its organization; (c) its execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all requisite action; (d) it has duly executed and delivered this Agreement; (e) this Agreement constitutes its valid and binding agreement, enforceable against such party in accordance with its terms; (f) its execution and delivery of this Agreement, and the performance of its obligations hereunder, do not and will not violate or conflict with, result in a breach or default under, entitle any Person to modify, accelerate or terminate any rights, remedies or other provisions of, or require the consent or approval of, or any notice to or filing with, any Person (other than the FCC) under (i) the constituent documents

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of such party, (ii) any law, rule, regulation, order, judgment or decree to which such party or its assets are subject or (iii) any instrument, agreement, arrangement or understanding by which such party is bound; (g) there are no actions, claims or other proceedings pending or, to the knowledge of such party, threatened against such party that seek to delay or enjoin the transactions contemplated hereby; and (h) it satisfies the eligibility and qualification requirements applicable to a holder of Licenses under the Communications Laws.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Regulatory Compliance

(a) The parties will promptly provide each other with all information reasonably necessary for, and will otherwise cooperate in, the preparation and filing with the FCC by the parties of the requisite application for the spectrum leasing arrangement and any renewals, extensions or conversions hereof contemplated by this Agreement. The parties will use their best efforts to file the initial application required pursuant to Section 1.9035(e) with the FCC within three (3) business days of the execution of this Agreement.

(b) The parties must comply at all times with applicable rules set forth in Chapter 1 of Title 47 of the Code of Federal Regulations and other applicable law. If one party ceases to be compliance in any material respect with applicable FCC rules or policies, or receives a notice from the FCC or any other Governmental Body claiming that such party is not in compliance with applicable FCC rules and policies, with respect to the License or the Leased Spectrum, as the case may be, such party will promptly notify, or deliver a copy of such notice to, the other party.

(c) The information contained in any application, notification, submission or report to the FCC by Licensee or Lessee in respect of the Licenses or the Leased Spectrum will be correct and complete in all material respects. If such materials are available on the FCC’s ULS system, the filing party will promptly provide the other party with the ULS file number and the date on which such filing was tendered to the FCC; if not, the filing party will promptly provide the other party with a copy of such application, notification, submission or report.

(d) In the event of a proposed change of control of Lessee, subject to Section 8.4, Lessee will promptly provide Licensee with all information reasonably necessary for, and the parties will cooperate in, the preparation and filing with the FCC of the requisite application for FCC consent to such change of control; provided that, subject to Section 8.4, in the case of a change of control of Lessee that constitutes a pro forma transfer of control of Lessee (within the meaning of the FCC rules), the parties will notify the FCC thereof in accordance with the FCC rules. No such application or notification to the FCC will constitute a waiver of Licensee’s rights hereunder.

(e) The parties acknowledge that Lessee is responsible for making all FCC filings relating to the Leased Spectrum, but that the FCC’s ULS system has not yet been updated to allow the Lessee to make all such filings. Licensee agrees that until the FCC’s ULS system is so updated, Licensee will make all FCC filings relating to the Leased Spectrum at the direction

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of and on behalf of the Lessee. Lessee will furnish Licensee in writing with the text of any such filing reasonably in advance of the filing deadline.

Section 5.2 Maintenance of License

Licensee will maintain the validity and good standing of the Licenses, and will defend the Licenses from all claims and challenges, subject to the other provisions of this Agreement in the event of claims or challenges arising out of Lessee’s lease, use or operation of the Leased Spectrum. Licensee will notify Lessee promptly upon learning of any claim or challenge to any of the Licenses (other than any claim or challenge that applies to PCS or cellular licenses generally).

Section 5.3 No Liens on Leased Spectrum

Lessee will keep the Leased Spectrum and its interest therein free and clear of all Liens and will pay all assessments, filing or recording fees, documentary stamp taxes, sales taxes, use taxes, personal property taxes, excise taxes, including value added taxes, and all other federal, state or local taxes (apart from any taxes on the overall net income or the overall net capital gains of Licensee) which may now or hereafter be imposed on or with respect to the Leased Spectrum or the leasing, rental, possession, use or operation of the Lease Spectrum, whether assessed to Licensee or Lessee. Lessee will promptly notify Licensee of any Lien asserted against the License or the Leased Spectrum or Lessee’s interest therein.

Section 5.4 Regulatory Fees

To the extent that regulatory fees in respect of the License are payable annually on a per-unit basis, Licensee and Lessee will each pay the fees for those units associated with its own operations.

Section 5.5 E911 Obligations

The parties agree that Lessee will pay for, perform and be solely responsible for complying with any and all E911 obligations relating to the Lessee Systems that employ the Leased Spectrum, including, without limitation, obligations relating to E911 Phase I and Phase II “deployment requests” pursuant to 47 CFR Section 20.18 of the FCC rules (the “E911 Regulations”).

Section 5.6 Confidentiality

The parties acknowledge that, in discharging their duties under this Agreement, proprietary information regarding one party’s system or business operations (“confidential information”) may be provided to the other party. The parties acknowledge that each party’s confidential information has been developed at considerable effort and expense and represents special, unique, and valuable proprietary assets of such party, the value of which may be destroyed by unauthorized dissemination. Accordingly, each party agrees that, except as required for the performance of this Agreement (including, without limitation, any required disclosure to the FCC or any other Governmental Body in connection herewith), neither it nor any of its agents will disclose such confidential information to any Person for any reason

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whatsoever, such undertaking to be enforceable by injunctive or other equitable relief to prevent any violation or threatened violation thereof.

Section 5.7 Purchase Option

(a) During the period beginning on the sixtieth (60th) day of the Term and ending on the two hundred fortieth (240th) day of the Term, Lessee will have the option to purchase (the “Purchase Option”) from Licensee any of the Licenses, free and clear of all Liens, subject only to such prior approval or notification as may be required by the Communication Laws in effect at the time. The purchase price for each License will be the price set forth on Schedule II, attached hereto and made a part hereof, increased at the rate of 4% per annum from the Effective Date to the date on which the purchase of the License is consummated. The Purchase Option may be exercised by Lessee from time to time as to each License individually, at Lessee’s sole discretion, by giving written notice to Licensee in accordance with the provisions of Section 8.7 hereafter. The timely exercise of the Purchase Option as to any License will not serve to extinguish Lessee’s rights timely to exercise the Purchase Option as to any other License thereafter.

(b) If Lessee exercises the Purchase Option with respect to a License, the parties will cooperate to file such notifications or applications with regard to the purchase of the applicable License as may be required by the Communications Laws, which filings will be made not more than seven (7) days following the exercise of the Purchase Option. The parties hereto will diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications, and undertake all actions and file such material as will be necessary or required to obtain any necessary waivers or other authority in connection with any such applications.

(c) The closing of any sale of a License pursuant to the exercise of the Purchase Option for such License in accordance with this Section 5.7 will be held at such location as is designated by Lessee, on a date and at a time mutually acceptable to Licensee and Lessee, which date will not be earlier than the fifth day and not later than the twentieth day following the date on which any required FCC approvals for, or prior notifications of, such purchase have been obtained or made, as the case may be. At the closing, the parties will execute an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto. All of the representations and warranties made by the both parties this Lease Agreement will be restated as of the date of the applicable closing of the Purchase Option, except that Licensee will be entitled to except from each such representation any circumstance expressly approved by the Lessee without objection and any other circumstance caused or created by Lessee as a result of Lessee’s performance under this Lease Agreement. All such representations will survive for a period of one (1) year following the sale of such License to the Lessee, and the Indemnity provisions set forth in Article 6 hereafter will apply separately to transaction contemplated by the Purchase Option. No further purchase documentation shall be required other than the execution of the Assignment Agreement contemplated hereunder.

(d) Licensee may not sell, transfer, assign or otherwise encumber any License unless the purchaser, transferee, assignee or secured party, as the case may be, expressly acknowledges the existence of the Purchase Option set forth in this Section 5.7 and agrees in writing to be bound by the terms hereof.

(e) If the Purchase Option has been exercised by the Lessee prior to the end of the Term, but the FCC has not granted its consent to the assignment of the applicable License to the Lessee or any other condition to the consummation of such transaction has not been satisfied at the time, then upon written notice to Licensee given not less than thirty (30) days prior to the end of the Term, Lessee may require that the parties amend this Lease Agreement to establish a long-term Spectrum Manager leasing arrangement by executing an amendment substantially in the form of Exhibit B, attached hereto, with such additional changes as may be reasonably necessary in order to satisfy the then-current FCC or other regulatory requirements governing spectrum manager leasing arrangements. The term of the Spectrum Manager Lease will be one(1) year; provided, however, that if the FCC has not granted its approval for the assignment of the applicable License by the end of the eleventh month of the Spectrum Manager Lease term by reason of matters relating to the qualifications of the Licensee, then Lessee may extend the Spectrum Manager Lease for up to an additional one year period. Upon such notice, Licensee will promptly (and in any event not less than twenty-one (21) days before the end of the Term) file all such applications with or notifications to the FCC as may be required for Spectrum Manager leases by the Communications Laws in effect at the time. Such amendment will become effective only after the parties have complied with such prior notification or approval requirements as may be required by the Communication Laws in effect at the time.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Indemnification by Lessee

Lessee will defend, indemnify and hold harmless Licensee and its Affiliates, and their respective shareholders, partners, members, directors, managers, employees and agents (the “Licensee Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (“Losses”) arising out of or incurred as a result of (a) the breach of any representation, warranty, covenant or agreement made by Lessee in this Agreement, and (b) the lease, use or operation by Lessee (or their permitted successors or permitted assigns) of the Leased Spectrum following the Effective Date.

Section 6.2 Indemnification by Licensee

Licensee will defend, indemnify and hold harmless Lessee and its Affiliates, and their respective shareholders, partners, members, directors, managers, employees and agents (the “Lessee Indemnified Parties”) from and against any and all Losses arising out of or incurred as a result of (a) the breach of any representation, warranty, covenant or agreement made by Licensee in this Agreement, and (b) the use or operation by Licensee (or its permitted successors or permitted assigns) of the Licenses prior to the Effective Date.

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Section 6.3 Notice and Defense of Claims

(a) A party claiming indemnification under this Article 6 (the “Asserting Party”) must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the “Defending Party”) of the nature and basis of such claim for indemnification. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party (a “Third Party Claim”), the Defending Party may elect to assume the defense of the Third Party Claim, at its own expense with counsel of its choosing, by notice to the Asserting Party given within 20 days after delivery of the Asserting Party’s notice, or at any time thereafter with the consent, not to be unreasonably withheld, of the Asserting Party. If the Defending Party assumes the defense of the Third Party Claim, the Asserting Party may participate in the defense of such Third Party Claim through counsel of its choosing, but the Defending Party will not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim, provided, that no Defending Party will, without the prior written consent of the Asserting Party, consent to the entry of any judgment against the Defending Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Asserting Party of a release, in form and substance reasonably satisfactory to the Asserting Party from all liability in respect of such claim or litigation or (ii) includes terms and conditions that adversely affect the Asserting Party.

(b) If the Defending Party does not assume the defense of the Third Party Claim, the Asserting Party will have the right (i) to control the defense thereof, and (ii) if the Asserting Party will have notified the Defending Party of the Asserting Party’s intention to negotiate a settlement of the Third Party Claim (at the Defending Party’s expense to the extent the matter is determined to be subject to indemnification hereunder), which notice will include the material terms of any proposed settlement in reasonable detail, the Asserting Party may settle the Third Party Claim (at the Defending Party’s expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice. The Asserting Party will not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof. The Asserting Party and the Defending Party will use all commercially reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article 6.

(c) The failure of any indemnified party to give an indemnifying party a notice of claim will not relieve the indemnifying party from any liability in respect of such claim, demand or action which it may have to such indemnified party on account of the indemnity agreement of such indemnifying party contained in this Article 6, except to the extent such indemnifying party can establish actual prejudice and direct damages as a result thereof.

Section 6.4 No Consequential Damages

Neither party will be liable to the other for any amounts representing the loss of profits, loss of business, or indirect, special, exemplary, consequential or punitive damages, arising from the performance or nonperformance of this Agreement or any acts or omissions associated therewith or related to the use of any items or services furnished hereunder, whether the basis of

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liability is breach of contract, tort (including negligence or strict liability), statutes, or any other legal theory.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.1 Dispute Resolution

In the event of any controversy or claim of any nature arising out of or relating to this Agreement or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory, or any subject matter governed by this Agreement (a “Dispute”) the parties agree to comply with the dispute resolution procedure set forth in this Article 7.

Section 7.2 Claims Procedures

If a party will have a Dispute, that party will provide written notification to the other party in accordance with Section 8.7, in the form of a claim identifying the issue or amount disputed and including a detailed reason for the claim. The party against whom the claim is made will respond in writing to the claim within fifteen (15) days from the date of receipt of the claim document.

Section 7.3 Escalation Procedure

At the written request of either party, each party will identify a knowledgeable, responsible representative to meet and negotiate in good faith to resolve the Dispute. The business representatives will meet (either by phone or in person) and attempt to resolve the Dispute within fifteen (15) days of receiving the written request

Section 7.4 Failure to Resolve Dispute

(a) In the event that the parties are unable to resolve the dispute, the party with the Dispute may, at any time thereafter, pursue its claim in a court of competent jurisdiction. The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in state or federal courts of the State of Kansas, (ii) consent to the exclusive jurisdiction of such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in such court.

(b) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING

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TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 8.2 Amendments

No amendment, modification, change or waiver of any provision of this Agreement will be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) will operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion will constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege will preclude the further or full exercise thereof.

Section 8.3 Severability; Reformation

(a) Subject to paragraph (b) below, if any provision of this Agreement or the application thereof to any Person or circumstance will be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (i) alter the terms of this Agreement, (ii) diminish the benefits of this Agreement or (iii) increase the burdens of this Agreement, for any Person.

(b) If the FCC should change its rules or policies, or take or omit to take any action, whether on its own initiative or by petition from another Person, in a manner that would (i) adversely affect the enforceability of this Agreement in whole or in material part, (ii) challenge or deny the authority of Lessee to lease, use or operate the Leased Spectrum, or (iii) alter in any material respect the relative benefits and burdens of this Agreement, then the parties will promptly seek to negotiate in good faith to amend this Agreement so as to eliminate or make unobjectionable any portion that is the subject of any FCC action, while preserving the original bargain of the parties to the maximum extent possible. If the parties are unable to negotiate any such amendment, then either party may terminate this Agreement by notice to the other party.

Section 8.4 Successors and Assigns

This Agreement will inure to the benefit of and be binding upon the successors and permitted assigns of the parties, provided that neither party will assign its rights or delegate its duties hereunder without the prior written consent of the other party, except that (i) a party may, upon notice to the other party and subject to the FCC rules, effect a pro forma assignment (within the meaning of the FCC rules) of this Agreement, provided that no such assignment will

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relieve the assignor of its obligations hereunder, and (ii) Licensee may assign its rights and delegate its duties hereunder in connection with an assignment or transfer of control of the License, provided that the assignee assumes in writing the obligations of Licensee hereunder. Lessee may not sublease its rights hereunder. Notwithstanding the foregoing, the spectrum leasing arrangement created hereby will not be assigned to any entity that is ineligible or unqualified to enter into a spectrum leasing arrangement under the applicable rules as set forth in subpart X of Part 1 of Chapter I of Title 47 of the Code Federal Regulations, and no assignment of the spectrum leasing arrangement by the Lessee will be effective unless and until such assignment has been approved by the FCC, if such approval is required. Licensee will not consent to any assignment of the spectrum leasing arrangement created hereby unless such assignment complies with applicable FCC rules and regulations.

Section 8.5 Relationship of Parties

The relationship between Licensee and the Lessee is that of lessor and lessee. Except as otherwise expressly provided in this Agreement or the FCC rules and policies, Lessee will not at any time for any purpose whatsoever be or become agents of Licensee, and Licensee will not be responsible for the acts or omissions of Lessee or its agents by virtue of its status as Licensee hereunder.

Section 8.6 No Third Party Beneficiaries

Nothing herein, expressed or implied, is intended to or will confer on any person other than the parties hereto, and the Persons entitled to indemnification hereunder, any rights, remedies, obligations or liabilities.

Section 8.7 Notices

All notices and other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered personally or sent by fax, overnight courier or electronic mail (provided that communications sent by electronic mail are concurrently sent by fax or overnight courier) in accordance with this Section 8.7), to the following addresses:

If to Licensee:

Cameron Communications L.L.C.

101 East Thomas Street

Sulphur, Louisiana 70663

Attention: George Mack

Telephone:

Facsimile:

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With a copy to (which shall not constitute notice):

Lukas, Nace, Gutierrez & Sachs, Chartered

1650 Tysons Boulevard, Suite 1500

McLean, VA 22102

Attention: David A. LaFuria, Esq.

Telephone: (703) 584-8666

Facsimile: (703) 584-8694

If to Lessee:

Louisiana Unwired LLC

c/o

6360 Sprint Parkway

Overland Park, KS 66251

Attention: Vice President, Spectrum

    Management and Business Development

Facsimile: (913) 762-0556

with a required copy (which will not constitute notice) to:

Sprint Corporation

6200 Sprint Parkway

KSOPHF0302-3B579

Overland Park, KS 66251

Attention: Charlie Wunsch, Vice President, Law-Corporate Transactions

Fax: (913) 523-9802

E-mail: charles.wunsch@mail.sprint.com

The burden of proving receipt of notice when notice is transmitted by fax or electronic mail will be the responsibility of the party providing such notice.

Section 8.8 Expenses

Except as expressly provided herein, each party will bear its own costs, including any legal fees and expenses, incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.9 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Kansas without application of principles of conflicts of law.

Section 8.10 Specific Performance

The parties agree that the Licenses and the Leased Spectrum are unique, and that irreparable damage will occur in the event that either party fails to perform its obligations

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hereunder in accordance with the terms of this Agreement, and that (subject to Article 7) the parties will therefore be entitled to specific performance in such event, in addition to any other remedy available at law or in equity.

Section 8.11 Interpretation

As both parties have participated in the drafting of this Agreement, any ambiguity will not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to,” (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement, (d) when a reference is made in this Agreement to an Article or a Section, such reference will be to an Article or a Section of this Agreement unless otherwise indicated, and (e) the terms defined hereunder will have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. The section headings contained in this Agreement are solely for the purpose of reference, and will not affect the meaning or interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number and gender in which they are used, will be deemed and construed to include any other number and any other gender as the context of this Agreement requires. Lessee’s rights and obligations hereunder in any of the Markets are independent of those applicable in any other Market.

Section 8.12 Counterparts

This Agreement may be executed in one or more counterparts, each of which when so executed will be an original, but all of which together will constitute one agreement. Facsimile signatures will be deemed original signatures.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAMERON COMMUNICATIONS, L. L.C.

By:	/s/ Thomas G. Henning
Name: Thomas G. Henning Title: Vice President

LOUISIANA UNWIRED LLC

By:	/s/ Thomas G. Henning
Name: Thomas G. Henning Title: Assistant Manager

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SCHEDULES AND EXHIBITS

Schedule I	Licenses, Leased Spectrum

Schedule II	Option Purchase Prices

Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Amendment to Lease

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SCHEDULE I

LICENSES; LEASED SPECTRUM

Part 1

Description of Licenses

Call Sign	Block	Licensee[1]	Market Name	BTA Market No.
KNLG888	F	Cameron Communications, L.L.C.	El Dorado, AR	BTA125
KNLG891	F	Cameron Communications, L.L.C.	Lake Charles, LA	BTA238
KNLG894	F	Cameron Communications, L.L.C.	Monroe, LA	BTA304
KNLG897	F	Cameron Communications, L.L.C.	Pine Bluff, AR	BTA348
KNLG904	F	Cameron Communications, L.L.C.	Tuscaloosa, AL	BTA450

Part 2

Description of Leased Spectrum

Call Sign	Lessee	Leased Area	BTA Market No.	Spectrum (MHz)
KNLG888	Louisiana Unwired LLC	Entire BTA	BTA125	1890-1895/1970-1975
KNLG891	Louisiana Unwired LLC	Entire BTA	BTA238	1890-1895/1970-1975
KNLG894	Louisiana Unwired LLC	Entire BTA	BTA304	1890-1895/1970-1975
KNLG897	Louisiana Unwired LLC	Entire BTA	BTA348	1890-1895/1970-1975
KNLG904	Louisiana Unwired LLC	Entire BTA	BTA450	1890-1895/1970-1975

1 Cameron Communications, L.L.C. is to become the licensee upon consummation of a pro forma assignment from Louisiana Unwired LLC.

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SCHEDULE II

OPTION PURCHASE PRICES

Call Sign	Block	BTA Market No.	Market Name	Price
KNLG888	F	BTA125	El Dorado, AR	$200,000
KNLG891	F	BTA238	Lake Charles, LA	$500,000
KNLG894	F	BTA304	Monroe, LA	$600,000
KNLG897	F	BTA348	Pine Bluff, AR	$260,000
KNLG904	F	BTA450	Tuscaloosa, AL	$440,000

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EXHIBIT A

FORM OF INSTRUMENT OF ASSIGNMENT

INSTRUMENT OF ASSIGNMENT dated as of                  , 200  , by Cameron Communications L.L.C., a Louisiana limited liability company (“Seller”) in favor of Louisiana Unwired LLC, a Louisiana limited liability company (“Buyer”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Short Term De Facto Transfer Spectrum Lease Agreement between the Seller and Buyer, dated as of July     , 2005 (the “Spectrum Lease”).

WHEREAS, pursuant to the Spectrum Lease the Buyer has exercised its right to purchase from the Seller the FCC License(s) listed on Schedule 1 attached hereto and expressly made a part hereof (the “Licenses”) and Seller has agreed to convey to Buyer the Licenses.

NOW THEREFORE, for valuable consideration paid to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller intending to be legally bound, does hereby sell, assign, transfer, convey and deliver to Buyer, it successors and assigns forever, all of Seller’s rights, title and interest in and to the Licenses, free and clear of all Liens.

Seller hereby represents to Buyer that (a) it is a limited liability company duly organized and in good standing under the laws of the jurisdiction of its organization; (b) its execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all requisite action; (c) it has duly executed and delivered this Agreement; (d) this Agreement constitutes its valid and binding agreement, enforceable against such party in accordance with its terms; (e) its execution and delivery of this Agreement, and the performance of its obligations hereunder, do not and will not violate or conflict with, result in a breach or default under, entitle any Person to modify, accelerate or terminate any rights, remedies or other provisions of, or require the consent or approval of, or any notice to or filing with, any Person under (i) the constituent documents of such party, (ii) any law, rule, regulation, order, judgment or decree to which such party or its assets are subject or (iii) any instrument, agreement, arrangement or understanding by which such party is bound; and (f) there are no actions, claims or other proceedings pending or, to the knowledge of such party, threatened against such party that seek to delay or enjoin the transactions contemplated hereby. EXCEPT AS EXPRESSLY STATED HEREIN THE LICENSE(S) ARE BEING SOLD, ASSIGNED, CONVEYED, AND TRANSFERRED HEREUNDER “AS IS”, AND SELLER HAS NOT MADE AND IS NOT MAKING ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSES.

Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expend, enlarge or in any way effect the provisions set forth in the Spectrum Lease, and this Instrument of Assignment shall in all ways be governed by, and subject to, the Spectrum Lease. This Instrument of Assignment (i) is executed pursuant to the Spectrum Lease and may be executed in

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counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (ii) shall be governed by and in accordance with the laws of the State of Kansas, without regard to the principles of conflicts of law thereof and (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Seller has caused this Instrument of Assignment to be executed and delivered as of this      day of             , 200  .

Cameron Communications, L.L.C

By:
Name: Title:

Accepted by:

Louisiana Unwired LLC

By:
Name: Title:

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EXHIBIT B

FORM OF SPECTRUM MANAGER LEASE AMENDMENT

This Amendment No.      to Short Term De Facto Transfer Spectrum Lease Agreement (the “Spectrum Manager Lease Amendment”) is entered into as of this      day of             , 200   (the “Execution Date”), by and between Cameron Communications, L.L.C., a Louisiana limited liability company (“Licensee”), and Louisiana Unwired LLC, a Louisiana limited liability company (“Lessee”) (together the “Parties” or, individually, a “Party”).

RECITALS

WHEREAS, the Parties entered into a Short Term De Facto Transfer Spectrum Lease Agreement, dated July     , 2005 (the “Lease Agreement”) providing for the lease to Lessee of spectrum associated with certain PCS licenses held by the Licensee in accordance with the terms and conditions set forth in the Lease Agreement.

WHEREAS, the Parties now desire to amend the Lease Agreement to provide for the lease of the Leased Spectrum under a long term Spectrum Manager lease arrangement within the meaning of and in accordance with the provisions of Section 1.9020 of the FCC rules (47 C.F.R. Section 1.9020) in order to (a) grant Lessee an exclusive lease for the Leased Spectrum for the Spectrum Manager Term (as hereafter defined) and (b) establish certain other rights and responsibilities of the Parties relating to the FCC Licenses and the Leased Spectrum, subject only to making the prior notifications to the FCC.

WHEREAS, except as necessary to reflect the extended term of the Lease Agreement and the return to Licensee and retention by Licensee of de facto control over the Leased Spectrum by Licensee, the Parties do not desire to make any other changes to the Lease Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Lease Agreement, the Parties agree as follows:

1. Except as to capitalized terms expressly defined in this De Facto Lease Amendment, all capitalized terms contained herein shall have the meaning ascribed therefore in the Lease Agreement.

2. Within three (5) Business Days after the Execution Date of this Spectrum Manager Amendment, Licensee will prepare and file with the FCC all forms and related exhibits, certifications and other documents necessary to satisfy the FCC’s requirements for “Spectrum Manager” lease notifications, as set forth in 47 C.F.R. Section 1.9020(e) (“Spectrum Manager Notification”). Each Party covenants and agrees that it will fully cooperate with the other, and do all things reasonably necessary to submit timely the Spectrum Manager Notification to the FCC and will promptly file or provide the other Party with all other information that is required to be provided to the FCC in furtherance of the transactions contemplated herein. The Parties will disclose in the Spectrum

v

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Manager Notification the potential for an extension of the Term at the end of any Renewal Term (as hereafter defined). Any fees associated with the filing of the Spectrum Manager Notification will be paid by Lessee.

3. Effective upon the tenth (10th) day following the filing of the Spectrum Manager Notification, the Term under the Agreement will terminate and Section 3.1 will be amended to read as follows:

3.1 Term

This Agreement will continue in effect for a period of one year commencing on the tenth (10th) day following the Licensee’s filing with the FCC of the notification required by Section 1.9020(e) of the Communications Laws (47 C.F.R. Section 1.9020(e)) (the “Spectrum Manager Term”). Only in the event that the FCC has not granted its approval for the assignment of the applicable License pursuant to the Purchase Option (as defined hereafter) by the end of the eleventh month of the Spectrum Manager Lease term by reason of matters relating to the qualifications of the Licensee, then Lessee may extend the Spectrum Manager Lease by written notice to Licensee for up to an additional one year period. Notice of renewal may be given for the lease of the Leased Spectrum associated with any single License or for the lease of all of the Leased Spectrum, at Lessee’s sole discretion. Upon receipt of any notice of renewal, Licensee will promptly (and in no event less than twenty-one days prior to the end of the Spectrum Manger Initial Term) apply to the FCC any required further notifications, or for any approvals necessary for such renewal, as the case may be; it being expressly understood that this lease shall automatically extend during the pendency of the FCC’s consideration of such application until the FCC has either granted or denied such application. Any such renewal period shall be deemed part of the Spectrum Manager Term.

4. Effective as of the first day of the Spectrum Manager Term, the Lease Agreement shall be amended as follows:

(a) All references to Section 1.9035 (or any subsections thereof) in the Lease Agreement shall be amended to refer to Section 1.9020 (and the corresponding subsection thereof)

(b) Section 2.1 is amended in its entirety to read as follows:

2.1 Lease

Subject to (i) any use restrictions applicable to the FCC License, (ii) the terms and conditions of this Lease Agreement and (iii) Licensee’s right to the review, supervision, and ultimate control with respect to matters reasonably impacting Licensee’s ability to meet its obligations as an FCC licensee under the Communications Laws, the Spectrum Usage Rights granted hereunder convey to Lessee the exclusive right to operate as a CMRS carrier on the Leased Spectrum during the term of this Agreement in accordance with the provisions hereof. It is the intent of the parties that this Agreement create a short-term spectrum manager leasing

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arrangement (within the meaning of 47 C.F.R. § 1.9020). Notwithstanding any other provision of this Lease Agreement, Licensee will remain in de jure and de facto control of the FCC License and the Leased Spectrum under the Communications Laws. This Lease Agreement (i) does not and will not vest in Lessee, or constitute, create or have the effect of constituting or creating, de facto or de jure control, direct or indirect, over Licensee or the FCC License, which ownership or control remains exclusively and at all times in the Licensee and (ii) does not and will not constitute the transfer, assignment, or disposition in any manner, voluntary or involuntary, directly or indirectly, of the FCC License or the transfer of control of the Licensee within the meaning of Section 310(d) of the Communications Laws for spectrum leasing purposes. Lessee will not take any action inconsistent with or contrary to the Licensee’s de jure and de facto control, as those terms are construed by the FCC, over the Leased Spectrum and the FCC License. Lessee will not hold itself out to the public as the holder of the FCC License.

(c) Section 5.1 (c) is hereby amended in its entirety to read as follows:

(c) To the extent that any construction of, or modification to, any part of the Lessee System by Lessee requires the prior filing with, notification to, or approval of the FCC, another governmental authority or a non-governmental third party (including any State Historic Preservation Officer), then Lessee shall not undertake any such construction or modification until such filing or notification has been made by Licensee and/or such prior approval has been obtained by Licensee. If Lessee desires to construct any new facility, or to modify any existing facility, and such construction or modification would, in Lessee’s reasonable judgment, require an application, notification, or other filing with the FCC, another governmental authority or a non-governmental third party (“Facility Filing”), then Lessee will notify Licensee of such requirement, and Licensee will have the final authority to determine whether a Facility Filing is necessary. Licensee may independently determine that a Facility Filing is required as to any facility of which Licensee, in exercising its oversight hereunder, becomes aware. Such determination by either Party shall include whether the proposed new facility or proposed modification to an existing facility will require (i) frequency coordination; (ii) submission of an environmental assessment; (iii) international or Interdepartment Radio Advisory (IRAC) coordination; (iv) radio quiet zone reporting; (v) notification to the Federal Aviation Administration, or (vi) any waivers of the Communications Laws. If a Facility Filing is necessary, Lessee shall promptly prepare and provide to Licensee all necessary application forms, exhibits, filing fees and other materials necessary for Licensee to make such submission in its own name. Licensee shall make such filings promptly, and in any event not more than five (5) business days following its receipt; provided, however, that if Licensee reasonably believes that such filing is incomplete, then Licensee

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may instead return such filing to Lessee with a reasonable explanation of those matters that require further preparation. Licensee will be solely responsible for filing any on-going compliance reports required by the FCC or any other governmental authority as a result of its ownership of the FCC License. Should Lessee believe that a compliance filing is required, Lessee will notify Licensee, and Licensee will thereafter take all actions required to timely file such report.

(d) Section 5.1 (e) is hereby amended in its entirety to read as follows:

(e) Licensee will be the primary interface with the FCC on all matters directly relating to the FCC License or the use of the Leased Spectrum provided hereunder; provided, however, that nothing contained herein shall restrict Lessee from interfacing with the FCC on policy matters not solely relating to Lessee’s use of the Leased Spectrum or on matters imposed under the Communications Laws on Lessee as a result of its provision of common carrier services to its customers or on inquiries specifically directed to Lessee (as opposed to Licensee) by the FCC. Licensee shall provide Lessee with reasonable advance notice of, and an opportunity to participate in, any meetings with the FCC which involve or relate to Lessee’s use of the Leased Spectrum.

(e) A new Section 5.1(f) is hereby added to read as follows:

(f) In order to enable Licensee to assure that Lessee’s activities on the Leased Spectrum and the operation of the Lessee System comply with the Communications Laws, Lessee and Licensee will meet periodically to the extent required, in Licensee’s reasonable discretion, to ensure compliance with the Communications Laws to discuss matters reasonably relating to Lessee’s construction and operation of the System. Upon request of Licensee, Lessee will provide to Licensee reasonable access to all books and records maintained by Lessee with respect to construction and operation of the System, showing all technical and operational information related to the System (but not non-public pricing mechanisms or similar trade secrets or competitive information about Lessee’s operations which are not relevant to the technical operation of the System or to Licensee’s exercise of de facto control over the Spectrum). Licensee will have a right, upon at least twenty-four (24) hours advance notice, to inspect any facility comprising the System during normal business hours and to take any action it deems reasonably necessary to fulfill its obligations under this Lease Agreement or the Communications Laws. Lessee will have the right to require that an escort selected by Lessee accompany Licensee to any on-site visit to Lessee’s facilities. Notwithstanding the foregoing, Licensee will have a right to access any facility that is part of the System upon such shorter advance notice as is possible under the circumstances in the event of an emergency at such facility involving Lessee’s use of the

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Leased Spectrum involving objectionable interference to any other user of the Leased Spectrum authorized to use it outside the Market.

Except as expressly amended in this Spectrum Manager Lease Amendment, all of the terms and provisions of the Lease Agreement remain in full force and effect unless and until terminated in accordance with therewith.

[next page is the signature page]

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IN WITNESS WHEREOF, each of the Parties hereto has duly executed this De Facto Lease Amendment as of the date first above written.

CAMERON COMMUNICATIONS, L.L.C.

By
Name: Title:

LOUISIANA UNWIRED LLC

By
Name: Title:

x